Digi International Reports 24.7% Increase in Revenue for
Second Fiscal Quarter 2007 Over Second Fiscal Quarter 2006
Revenue and Earnings Per Share Guidance Raised for Remainder of Fiscal 2007
(Minneapolis, MN, April 25, 2007) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $42.9 million for the second quarter of 2007 compared with $34.4 million for the second quarter of 2006, an increase of $8.5 million, or 24.7%. Other financial highlights for the quarter include:
•	Operating income and net income increased by 46.8% and 40.1%, respectively, over the second quarter of 2006.

•	Revenue growth of 24.7% consisted of organic revenue growth of 10% and revenue growth from MaxStream, acquired in July 2006, of 14.7%.

•	Digi met its quarterly revenue and earnings per share guidance. The business outlook for the year has improved, and Digi has increased its revenue and earnings per share guidance for the remainder of fiscal 2007.
Revenue from embedded products in the second quarter of 2007 was $18.4 million, an increase of $5.3 million, or 40.7%, compared to the second quarter of 2006. Revenue from non-embedded products was $24.5 million in the second quarter of 2007, an increase of $3.2 million, or 14.8%, compared to the second quarter of 2006. MaxStream contributed $5.0 million in revenue for the second quarter of 2007.
Gross profit margin in the second quarter of 2007 was 52.5% compared with 53.3% during the same quarter of fiscal 2006. The decrease in gross profit margin was due to lower sales of higher gross profit margin mature products and other product mix changes within both the embedded and non-embedded product categories. Gross profit margin includes the amortization of identifiable intangibles for purchased and core technology, shown separately on our Condensed Consolidated Statements of Operations.
Operating expenses as a percent of net sales decreased by 2.5 percentage points in the second quarter of 2007 compared with the second quarter of 2006 as Digi continues to focus on controlling expenses while increasing revenue. Total operating expenses in the second quarter of 2007 were $17.8 million, or 41.5% of revenue, compared with $15.1 million, or 44.0% of revenue, in the second quarter of 2006. The increase in operating expenses is attributable to the inclusion of operating expenses pertaining to MaxStream and variable compensation expenses related to the increase in revenue.

Operating income increased by 46.8% in the second quarter of 2007 compared to the same quarter of 2006. Operating income was $4.7 million, or 11.0% of net sales, in the second quarter of 2007, compared with $3.2 million, or 9.3% of net sales, in the second quarter of 2006.
Net income was $3.6 million in the second quarter of 2007, or $0.14 per diluted share, compared with $2.6 million in the second quarter of 2006, or $0.11 per diluted share, or an increase of 40.1%.
For the six months ended March 31, 2007, Digi reported revenue of $84.7 million compared to revenue of $67.8 million for the six months ended March 31, 2006, or an increase of 25.0%. For the six months ended March 31, 2007, Digi reported net income of $7.4 million, or $0.28 per diluted share, compared to net income for the six months ended March 31, 2006, of $4.8 million, or $0.20 per diluted share, an increase of 56%.
Digi’s cash and cash equivalents and marketable securities balance at the end of the second quarter of 2007 was $69.9 million, an increase of $11.0 million over the cash and cash equivalents and marketable securities balance at the end of fiscal 2006. Digi’s current ratio is 5.5 to 1, and the Company has no debt other than insignificant amounts of capital lease obligations.
“I am pleased with our financial results, particularly our strong profitability, for the first half of 2007,” said Joe Dunsmore, Digi’s Chief Executive Officer.
Second Quarter 2007 Business Highlights:
•	Digi extended its family of cellular routers with a UMTS/HSDPA (High Speed Downlink Packet Access) version of its ConnectPort WAN VPN. This product leverages the latest high speed enhancements in carrier networks based on GSM technology, and is already certified by AT&T/Cingular. Also in the quarter a CDMA technology version of the product was certified by Sprint.

•	Digi increased its access to embedded markets by rolling out a new approach to ARM embedded development. Digi JumpStart Kits™ are sub $500 development kits that get design engineers started in developing complex NetOS, Linux and WinCE based embedded products within 30 minutes.

•	Digi expanded its strong embedded development relationship with Microsoft and became the first company to offer a Windows® Embedded CE 6.0 board support package (BSP) for ARM processors and wireless networking. Windows Embedded CE 6.0 is the latest version of the Windows CE embedded operating system. As a Microsoft Gold Certified Partner, Digi is one of the Microsoft Business Partners who receives the highest level of customer endorsement.

•	Digi launched the Rabbit Wireless Control Application Kit for remote monitoring and control, continuing a strong push into wireless solutions. This is the second Rabbit branded Application Kit containing both MaxStream and Rabbit technology.

•	Digi introduced the RCM4200 RabbitCore module, equipped with 10/100 Ethernet connectivity, GPIO with on-board analog input, and serial flash memory. This announcement expanded to seven the family of RabbitCore modules based on the Rabbit 4000, the newest Rabbit microprocessor.
Third Quarter 2007 Guidance
For the third quarter of 2007, Digi expects revenue to be in the range of $41 million to $46 million. Digi expects third quarter 2007 earnings per diluted share to be in the range of $0.13 to $0.19.
Improved Full Year Business Outlook
For the full fiscal year, Digi has increased its forecasted revenue to be in the range of $170 million to $180 million, or an increase over fiscal 2006 revenue of 18% to 24%. Digi has also increased its earnings per diluted share outlook to the range of $0.56 to $0.68, or an increase over fiscal 2006 earnings per diluted share of 35% to 48%.
Second Quarter 2007 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Wednesday, April 25 at 5:00 p.m. EDT (4:00 p.m. CT), to join the call by dialing (888) 343-2180. International participants may access the call by dialing (212) 676-5250. A replay will be available two hours after the completion of the call for one week following the call by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants and entering access code 21334914 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.

Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2006 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date on which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact	Investors Contact
S. (Kris) Krishnan	Tom Caden / Erika Moran
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2007	2006	2007	2006
Net sales	$42,855	$34,380	$84,666	$67,756
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	19,215	14,894	37,865	28,904
Amortization of purchased and core technology	1,129	1,168	2,277	2,336

Gross profit	22,511	18,318	44,524	36,516

Operating expenses:
Sales and marketing	8,427	6,802	16,585	13,553
Research and development	6,068	5,011	12,040	9,825
General and administrative	2,644	2,781	5,555	6,024
Intangibles amortization	658	512	1,325	1,023

Total operating expenses	17,797	15,106	35,505	30,425

Operating income	4,714	3,212	9,019	6,091
Other income, net	759	554	1,530	886

Income before income taxes	5,473	3,766	10,549	6,977
Income tax provision	1,876	1,199	3,150	2,227

Net income	$3,597	$2,567	$7,399	$4,750

Net income per common share, basic	$0.14	$0.11	$0.29	$0.21

Net income per common share, diluted	$0.14	$0.11	$0.28	$0.20

Weighted average common shares, basic	25,186	23,001	25,131	22,890

Weighted average common shares, diluted	25,959	23,687	25,976	23,609

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2007	September 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$17,186	$15,674
Marketable securities	52,702	43,207
Accounts receivable, net	20,772	20,305
Inventories, net	23,472	21,911
Other	4,951	5,528

Total current assets	119,083	106,625

Property, equipment and improvements, net	19,702	19,488
Identifiable intangible assets, net	27,759	31,341
Goodwill	65,610	65,841
Other	2,119	2,026

Total assets	$234,273	$225,321

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$376	$381
Accounts payable	5,800	6,748
Accrued expenses	9,035	11,443
Income taxes payable	6,555	4,712

Total current liabilities	21,766	23,284

Capital lease obligations, net of current portion	532	725
Net deferred tax liabilities	6,812	7,482

Total liabilities	29,110	31,491

Total stockholders’ equity	205,163	193,830

Total liabilities and stockholders’ equity	$234,273	$225,321

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Six months ended
	March 31, 2007	March 31, 2007
Operating activities:
Net income	$3,597	$7,399
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	618	1,263
Amortization of identifiable intangible assets and other assets	1,920	3,867
Excess tax benefits from stock-based compensation	(95)	(155)
Stock-based compensation	739	1,504
Deferred income taxes	(800)	(722)
Other	(125)	164
Changes in operating assets and liabilities:
Accounts receivable	(819)	(162)
Inventories	1,193	(1,737)
Other assets	1,348	572
Accounts payable and accrued expenses	(578)	(3,022)
Income taxes payable	1,119	2,298

Net cash provided by operating activities	8,117	11,269

Investing activities:
Purchase of held-to-maturity marketable securities	(23,446)	(40,387)
Proceeds from maturities of held-to-maturity marketable securities	10,749	30,892
Contingent purchase price payments related to business acquisitions	—	(781)
Proceeds from the sale of property, equipment, improvements	4	4
Purchase of property, equipment, improvements and certain other intangible assets	(798)	(1,486)

Net cash used in investing activities	(13,491)	(11,758)

Financing activities:
Payments on capital lease obligations and long-term debt	(95)	(198)
Excess tax benefits from stock-based compensation	95	155
Proceeds from stock option plan transactions	686	1,201
Proceeds from employee stock purchase plan transactions	302	493

Net cash provided by financing activities	988	1,651

Effect of exchange rate changes on cash and cash equivalents	104	350

Net (decrease) increase in cash and cash equivalents	(4,282)	1,512
Cash and cash equivalents, beginning of period	21,468	15,674

Cash and cash equivalents, end of period	$17,186	$17,186